Exhibit (a)(2)

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

August 30, 2016

Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust

Certificate and Instrument of Amendment

The undersigned, being the sole Trustee of Goehring & Rozencwajg Investment Funds (the “Trust”), an unincorporated voluntary association organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts, does hereby adopt the following resolutions pursuant to Article IX, Section 9 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated July 21, 2016:

RESOLVED:	Article IX, Section 10 of the Amended and Restated Agreement and Declaration of Trust is hereby amended by deleting Section 10 and substituting therefore the following:

The address of the Trust is c/o Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600.  The name and address of the resident agent of the Trust in The Commonwealth of Massachusetts is CT Corporation System, 155 Federal Street, Suite 700, Boston, Massachusetts 02110-1727.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Adam A. Rozencwajg
Adam A. Rozencwajg